EXHIBIT 99.1

Media Contact: David Schull or Wendy Lau Russo Partners 212-845-4271 David.Schull@russopartnersllc.com Wendy.Lau@russopartnersllc.com	Investor Contact: Timothy Engel Russo Partners 212-845-4242 Timothy.Engel@russopartnersllc.com

Alfacell Updates Status of ONCONASE® Phase III Clinical Program

SOMERSET, N.J., April 2, 2008 – Alfacell Corporation (NASDAQ: ACEL) today announced that it has confirmed that 316 evaluable events (patient deaths) have occurred in the confirmatory Phase IIIb clinical trial of its lead compound, ONCONASE (ranpirnase), for the treatment of patients with unresectable malignant mesothelioma (UMM). In accordance with the statistical plan for the trial, the company has begun the process necessary to conduct the formal statistical analyses required to complete the final sections of the ONCONASE rolling New Drug Application (NDA).

The trial was designed to show a statistically significant improvement in overall survival for UMM patients who were treated with a combination of ONCONASE and doxorubicin as compared to UMM patients who were treated with doxorubicin as a single agent. Enrollment in the ONCONASE Phase IIIb clinical trial closed on Sept. 30, 2007. A total of 428 patients were enrolled in the trial.

Alfacell has licensed the U.S. commercial rights for ONCONASE to Strativa, the branded product division of Par Pharmaceuticals, Inc. Strategic marketing and distribution agreements for ONCONASE have been secured with BL&H Co. Ltd. for Korea, Taiwan and Hong Kong, USP Pharma Spolka Z.O.O., an affiliate of US Pharmacia, for Eastern Europe, and GENESIS Pharma, S.A. for Southeastern Europe.

ONCONASE has been granted fast track status and orphan-drug designation for the treatment of malignant mesothelioma by the U.S. Food and Drug Administration (FDA). Additionally, ONCONASE has been granted orphan-drug designation in the European Union and Australia.

About ONCONASE®

ONCONASE is a first-in-class product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to the Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.

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Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.